Exhibit 99.1
March 31, 2013

Dear Wells Mid-Horizon Value-Added Fund I Investor:

I would like to take this opportunity to provide you with the First Quarter 2013 Summary Statement and the year end 2012 estimated net asset value for the Wells Mid-Horizon Value-Added Fund I, LLC. The offering memorandum requires that we provide an estimate of the net asset value of the fund annually, based on an appraisal of the fund's real estate assets, as well as other assets and liabilities. The net asset value as of December 31, 2012 is $658 per share.

Our valuation is based on an independent appraisal process that meets the requirements of our offering documents. We engaged Integra Realty Resources, Inc., an independent real estate appraisal firm, to provide a complete appraisal of our 6000 Nathan Lane building. The 330 Commerce Street building's valuation was prepared by our asset management staff. The internal valuation, including both our methodology and our value conclusions, was reviewed by Altus Group U.S., Inc., a leading provider of valuation and consulting services. Altus Group provided the same review of our internal valuations last year.

In the second quarter of 2012 we successfully closed on the sale of the Parkway at Oak Hill Buildings in Austin, Texas. We received net proceeds of approximately $30.5 million and utilized the proceeds to repay the outstanding balance on the NXT loan of approximately $19.2 million and to distribute $7.0 million to our investor members. We have reserved the remainder of the proceeds in order to fund future capital expenditures and re-leasing costs for our remaining properties.

We continue to focus our efforts on the two remaining properties, 330 Commerce Street in Nashville, TN and 6000 Nathan Lane in Minneapolis, MN. Due to the current markets and economic conditions, the individual property values reflect an overall decline over the past year, influenced heavily by limited leasing activity and slow recovery of market fundamentals. These results are summarized below:

6000 Nathan Lane experienced an 18% decrease in value, primarily as a result of the vacancy in the building and lackluster leasing activity in the submarket, coupled with the shorter remaining lease terms for the existing tenants, Brocade Communications and Stanley Convergent Security Systems. The current value is reflective of the asset's 45% occupancy.

The 330 Commerce Street value increased slightly over the prior year by 2%. The value change reflects the remaining vacancy in the building - totaling 16,194 square feet -and the final terms of the lease renewal for Country Music Television (CMT). CMT's lease renewal rental rate was lower than projected in the valuation last year; however, the effect of the lower initial rental rate was mostly offset by lower tenant improvement costs.

In total the gross real estate asset value for the two assets in our portfolio is 11.5% lower than the prior year's value. Based on these valuations of the remaining two assets, and including other assets and liabilities of the fund, the net asset value is approximately $34 million, or an average of $658 per share. The combined effect of (1) the $7.0 million distribution to investors in 2012 using proceeds from Parkway at Oak Hill Building sale; coupled with (2) the reduction in gross real estate value of the remaining two assets has reduced the net asset share value.

3988 N. Central Expressway Bldg. 5, 6th Fl. Dallas, TX 75204 Tel : 800-557-4830 Fax: 770-243-8198
www.WellsREF.com

As a result of the slow economic recovery and its impact on office market fundamentals, we have held the two remaining assets longer than originally projected in order to achieve better disposition pricing for our investor members. We intend to focus on positioning the remaining properties for sale and dispose of the remaining assets in our portfolio this year, which is the final year of our projected fund life. As such, due to the successful renewal of CMT at 330 Commerce, we engaged Cushman & Wakefield /Cornerstone Commercial Real Estate Services in Nashville, TN to begin marketing the property for sale. We have received several indications of interest from potential buyers that have reviewed property information and, in some cases, toured the property.

The 6000 Nathan Lane building in Northern Minneapolis operates in a submarket with high vacancy rates. We are responding to every leasing opportunity and expect to see improvement in leasing activity in the coming year. It is our intention to lease the building to position for sale, however, we will evaluate the sale of our remaining properties on an as-is basis as well, taking into consideration the optimum return benefit for our investors.

We are encouraged regarding the potential sale of 330 Commerce and will continue to manage both assets to their highest performance level. If you have any questions, please feel free to contact our Client Services Department at 800-557-4830, option 2.

Sincerely,

Patricia T. Morris
President,Wells Investment Management Company

cc: Financial Representative

Risk Factors
We have a limited operating history; therefore, there is no assurance that we will meet the Fund's targeted investment performance. Many dynamic variables exist that are beyond our control, which will impact the investor's realized return. Please note that there are uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. The information contained herein may be confidential and/or legally privileged. It has been sent for the sole use of the intended recipient(s). If the reader of this correspondence is not the intended recipient, you are hereby notified that any unauthorized review, use, distribution, or copying of this communication, or any of its contents, is strictly prohibited. If you have received this communication in error, we kindly request that you destroy all copies.

Wells Real Estate Funds, Inc. is affiliated with Wells Investment Securities, Inc. -
Distributor - Member FINRA/SIPC.

3988 N. Central Expressway Bldg. 5, 6th Fl. Dallas, TX 75204 Tel : 800-557-4830 Fax: 770-243-8198
www.WellsREF.com